Exhibit 99
S1 Corporation Completes Evaluation of Strategic Alternatives
Monday October 23, 8:34 am ET
John Spiegel Named Chairman of the Board of Directors Announces Dutch Auction For Approximately $55 Million Between $4.75 and $5.25 Per Share
ATLANTA, Oct. 23 /PRNewswire-FirstCall/ — S1 Corporation (Nasdaq: SONE — News), a leading global provider of customer interaction and payment solutions, announced today that the Special Committee of its Board of Directors has completed the review of strategic alternatives announced in May 2006 and has unanimously determined the following:
•	Director John W. Spiegel has been elected Chairman of the Board of Directors, and James S. “Chip” Mahan, III has retired as Chairman, Director, and Chief Executive Officer of S1

•	S1 intends to conduct a modified “Dutch Auction” tender offer to purchase up to approximately 15% of its outstanding common stock
“We will remain focused on creating, developing and implementing the best possible products and services to support our customers. We understand our goal and responsibility to maximize value for our shareholders,” said John Spiegel, Chairman of the Board for S1 Corporation. “The Board of Directors has established a new committee that has been charged with assisting the company’s management as they continue their focus on improving the company’s financial performance. Gregory J. Owens, a director of S1 since 2003, will chair the committee.
“We are grateful to Chip Mahan for his leadership and years of service. Chip is a founder of the Company, and has served as a director and officer for over 10 years.”
S1’s board intends to immediately commence a search for a new Chief Executive Officer.
Dutch Auction Tender Offer
The Company also announced that it intends to commence a modified “Dutch Auction” tender offer to purchase approximately 15% of its outstanding common stock. Based on current market conditions, the tender offer will be for approximately $55 million, and at a per share range of $4.75 to $5.25. Closing of the tender offer will be subject to customary conditions. S1 expects to commence the tender offer as promptly as possible. The final number of shares, timing and other details of the offer will be determined on the date the tender offer is commenced.
Biographical Information
John Spiegel has served as a director of S1 since 2004. Prior to that, Mr. Spiegel was the Chief Financial Officer and Vice Chairman of SunTrust Banks, Inc. Mr. Spiegel is also a director for the HomeBanc, Rock-Tenn Company, Bentley Pharmaceuticals and Colonial Properties Trust.

About S1
S1 Corporation delivers customer interaction software for financial and payment services and offers unique solution sets for financial institutions, retailers, and processors. S1 employs 1,500 people in operations throughout North America, Europe and Middle East, Africa, and Asia-Pacific regions. Worldwide, more than 3,000 customers use S1 software solutions, which are comprised of applications that address virtually every market segment and delivery channel. S1 partners with best-in-class organizations to provide flexible and extensible software solutions for its customers. Additional information about S1 is available at www.s1.com.
Forward Looking Statements
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC’s web site at www.sec.gov) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation of offers to buy the Company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the Company will send to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Stockholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge when these documents become available. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the Securities and Exchange Commission, without charge, from the Company by directing such request to: John Stone, Chief Financial Officer, S1 Corporation, 3500 Lenox Road NE, Suite 200 Atlanta, Georgia 30326. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer.